Marcum Bernstein & Pinchuk LLP

Seven Penn Plaza Suite 830

New York, NY 10001

Dear Sirs,

We hereby express our willingness to provide the necessary unconditional financial support to CHINA AGRICULTURE MEDIA GROUP CO., LTD. through March 2013, so as to enable the company to meet its liabilities as and when they fall due and to carry on its business without a significant curtailment of operations for the foreseeable future. Our engagement will remain in force for a period of at least twelve months after the year end date of 12/31/2011.

Notwithstanding the foregoing, nothing in this letter constitutes and undertaking to discharge any particular creditor of CHINA AGRICULTURE MEDIA GROUP CO., LTD.

Yours faithfully,

PRECURSOR MANAGEMENT, INC.